Exhibit 12
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2016 ANNUAL REPORT ON FORM 10-K
COMPUTATION OF RATIO OF EARNINGS (LOSSES) TO FIXED CHARGES
(in thousands)

	Fiscal Year Ended
	July 3, 2016	June 28, 2015	June 29, 2014	June 30, 2013	July 1, 2012
Earnings (Loss)

Income (Loss) before income taxes	$35,356	$56,958	$37,134	$(54,164)	$29,873
Less: Equity income from equity investees	(4,947)	(7,303)	(6,264)	(4,244)	(5,100)
Add: Fixed Charges	22,154	21,714	20,911	21,139	21,317
Add: Distributed income of equity investees	6,119	4,628	4,070	4,636	4,029
Earnings (Loss) as defined	$58,682	$75,997	$55,851	$(32,633)	$50,119

Fixed Charges

Interest expense	$20,033	$19,532	$18,466	$18,519	$18,542
Amortization of discounts related to indebtedness	—	—	—	—	—
Interest expense as reported	20,033	19,532	18,466	18,519	18,542

Amortization of debt issuance costs	929	957	988	1,007	1,209
Portion of rent expense relating to interest	1,192	1,225	1,457	1,613	1,566
Fixed charges as defined	$22,154	$21,714	$20,911	$21,139	$21,317

Ratio of earnings (loss) to fixed charges	2.6x	3.5x	2.7x	—	2.4x

Coverage deficiency	$—	$—	$—	$53,772	$—